Exhibit 99.1
Preliminary Confidential Offering Circular Excerpts

The following table presents our calculations of adjusted EBITDA and Pro Forma adjusted EBITDA reconciled to net loss and is unaudited:

(Amounts in thousands)	Fiscal Year Ended December 31,			Six Months Ended		Twelve Months Ended
	2011	2012	2013	June 29, 2013	June 28, 2014	June 28, 2014
				(Unaudited)		(Unaudited)
Net loss	$ (84,507)	$ (39,055)	$(79,520)	$ (78,984)	$ (40,198)	$ (40,734)
Interest expense, net	101,384	103,042	91,684	48,486	35,719	78,917
Provision (benefit) for income taxes	683	2,835	298	3,118	(5,419)	(8,239)
Depreciation and amortization	54,020	52,277	45,646	20,886	22,538	47,298
Non-cash loss on modification or extinguishment of debt	27,863	3,607	18,948	18,948	21,364	21,364
Non-cash loss (gain) on currency transactions	(492)	(409)	1,533	379	(249)	905
Initial public offering costs	—	—	23,527	23,527	—	—
Restructuring/integration expense	1,616	1,677	11,759	3,821	3,179	11,117
Acquisition costs	—	—	1,490	1,340	—	150
Non-cash charge of purchase price allocated to inventories	—	—	2,015	883	—	1,132
Management fee (terminated in May 2013)	2,267	2,520	410	410	—	—
Litigation settlement	—	—	—	—	5,000	5,000
Tax receivable agreement liability adjustment	—	—	(5,167)	8,143	431	(12,879)
Customer inventory buybacks	10,087	768	4,837	2,172	482	3,147
Environmental remediation	1,580	—	—	—	—	—
Adjusted EBITDA	$114,501	$127,262	$117,460	$ 53,129	$ 42,847	$ 107,178
LTM impact of the Simonton Acquisition(a)						8,706
Annual impact of expected synergies and cost savings from the Simonton Acquisition(b)						8,000
Incremental annualized impact of expected synergies and cost savings from Gienow and Mitten(b)						9,746
Pro Forma adjusted EBITDA						$ 133,630

(a)    This adjustment reflects the estimated contribution that the Simonton Acquisition would have had to our adjusted EBITDA assuming we owned Simonton for the twelve months ended June 28, 2014. The estimated adjusted EBITDA contribution by Simonton for the twelve months ended June 28, 2014 is derived in part from Simonton’s unaudited financial statements and the pre-acquisition books and records of Simonton, which have been provided by Fortune Brands Home & Security, Inc. and have not been audited on a stand-alone basis by an independent registered public accounting firm. Based on these unaudited financial statements and pre-acquisition books and records of Simonton, Simonton had net sales of approximately $297.4 million, adjusted EBITDA of approximately $8.7 million and a net loss of approximately $1.3 million for the twelve months ended June 28, 2014. The following table presents Simonton’s adjusted EBITDA reconciled to net loss for the twelve months ended June 28, 2014:

(Amounts in thousands)
Twelve Months Ended
June 28, 2014
(Unaudited)
Net loss	$ (1,292)
Provision for income taxes	1,410
Interest income, net	(1,290)
Depreciation	5,548
Amortization	3,895
Restructuring	719
Other	(284)
Adjusted EBITDA	$ 8,706

(b)    We expect to incur one-time restructuring costs of approximately $6.4 million to achieve the expected annual run-rate synergies and cost savings from the Simonton Acquisition and the incremental annual run-rate synergies and cost savings from the Gienow WinDoor Ltd. (“Gienow”) and Mitten Inc. (“Mitten”) acquisitions. We expect that the annual synergies and cost savings resulting from the Simonton Acquisition will not be fully realized until the third quarter of 2016 and we expect that the incremental annual synergies and cost savings from the Gienow and Mitten acquisitions will not be fully realized until 2015.

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Forward-Looking Statements

This filing contains certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including: the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage, lower than anticipated synergies and cost savings from the acquisitions of Gienow, Mitten and Simonton and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.